Exhibit 99.1

LIBERTY GLOBAL SCHEDULES INVESTOR CALL FOR FULL-YEAR 2025 RESULTS

Denver, Colorado – November 24, 2025

Liberty Global Ltd. (“Liberty Global” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK) today announced plans to release its full-year 2025 results on the morning of Wednesday, February 18, 2026. You are invited to join in its Investor Call, which will begin at 09:00 a.m. (Eastern Time). During the call, management will discuss the Company’s results and may provide other forward-looking information.

A listen-only webcast, along with a summary investor presentation, can be found on the Liberty Global website at https://edge.media-server.com/mmc/p/eodb3h93. The webcast will be archived in the Investor Relations section of the Company’s website for at least 75 days.

ABOUT LIBERTY GLOBAL

Liberty Global Ltd. (Nasdaq: LBTYA, LBTYB, LBTYK) delivers long-term shareholder value through the strategic management of three complementary platforms: Liberty Telecom, Liberty Growth, and Liberty Services.

Liberty Telecom is a world leader in converged broadband, video, and mobile communications, providing more than 80 million fixed and mobile connections across Europe through advanced fiber and 5G networks that empower customers and strengthen national economies. The business generates aggregate revenue of approximately $21.6 billion, including $18 billion from non-consolidated joint ventures and $3.6 billion from consolidated operations.

Liberty Growth invests in scalable businesses across the technology, media, sports, and infrastructure sectors, with a portfolio of roughly 70 companies valued at $3.4 billion.*

Liberty Services delivers innovative technology, operational, and financial services to both Liberty affiliated companies and third parties, generating approximately $600 million in annual revenue.**

Together, these platforms position Liberty Global as a leading international converged connectivity and investment company focused on creating sustainable, long-term value for shareholders.

* As independently valued as of September 30, 2025.

** Represents full year 2024 revenue of Liberty Services, substantially all of which is derived from our consolidated businesses and nonconsolidated joint ventures.

For more information, please visit www.libertyglobal.com or contact:

Investor Relations	Corporate Communications
Michael Bishop +44 20 8483 6246	Bill Myers +1 303 220 6686
Lewis Chong +44 7927 583187	Matt Beake +44 20 8483 6428